Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333‑265736, 333-183015, 333-176403, 333-179804 and 333-224733) on Form S-8 of our report dated February 20, 2026, with respect to the consolidated financial statements of SunCoke Energy, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois
February 20, 2026